Exhibit 99.1

COMPANHIA PARANAENSE DE ENERGIA - COPEL

Corporate Taxpayer’s ID (CNPJ): 76.483.817/0001-20

PUBLICLY HELD COMPANY

CVM Registration 1431-1

SUMMARY OF THE TWO HUNDRED AND FIRST EXTRAORDINARY SHAREHOLDERS' MEETING MINUTES

1. VENUE: Rua Coronel Dulcídio 800, Curitiba - PR. 2. DATE AND TIME: March 11, 2021 - 10:00 a.m. 3. CALL NOTICE: The call notice was published in the “Diário Oficial do Estado do Paraná” and "Folha de Londrina” newspapers. 4. QUORUM: eighty-nine point sixty-two (89.62) of the voting capital. 5. PRESIDING BOARD: MARCELO LUIZ CURADO - President; MARCEL MARTINS MALCZEWSKI - Chairman of the Board of Directors; and DENISE TEIXEIRA GOMES - Secretary. 6. RESOLUTIONS - 201st EXTRAORDINARY SHAREHOLDERS' MEETING

ITEM 1 - approved, by majority vote, the full amendment to and consolidation of the Company’s Bylaws, which becomes effective with the new wording as from today. It was recorded at the minutes that, with the definition of the headquarters in the city of Curitiba, state of Paraná and the granting of powers for the Board of Directors to define the address, until further resolution of the Board of Directors to change the address, the Company’s headquarters shall remain at Rua Coronel Dulcídio n.º 800, bairro Batel, CEP 80.420-170, city of Curitiba, state of Paraná. It was also recorded that the Stock split approved herein shall be carried out by crediting nine (9) new shares of the same type and class for each one (1) share held by shareholders. Company shares will be traded with no right to Stock split (“ex-stock split”) as from March 12, 2021 (including this date), and the new shares will be credited to shareholders by March 16, 2021. Voting details (favorable, against and abstentions) are recorded in the full version of the minutes.

ITEM 2 – Authorized, by majority vote, the Company’s Management to perform all the acts necessary to carry out the resolutions arising from the amendments to the Bylaws, including, but not limited to, operating the Stock split, defining the procedures and conditions for the Conversion of Shares and creation of UNITs, contracting the financial institution issuer of UNITs, listing the UNITs with B3 in order to allow the actual trading of UNITs, performing the necessary acts abroad regarding the depositary receipt programs and, subject to the implementation of the conditions precedent provided for in the Bylaws, requesting that the Company be admitted at B3’s Level 2 and sign the Participation Agreement at Level 2. Voting details (favorable, against and abstentions) are recorded in the full version of the minutes.

SIGNATURES: MARCELO LUIZ CURADO - Representative of the State of Paraná and Chairman of the General Meeting; MARCEL MARTINS MALCZEWSKI - Chairman of the Board of Directors; DANIEL PIMENTEL SLAVIERO, CEO; ADRIANO RUDEK DE MOURA - Chief Finance and Investor Relations Officer; DEMETRIUS NICHELE MACEI - Chairman of the Fiscal Council; FERNANDO DE SOUZA LEITE - Deloitte Touche Tohmatsu Limited - Deloitte; and DENISE TEIXEIRA GOMES – Secretary. The signatures of the shareholders present were omitted as per authorization recorded in the minutes of the Meeting.

The full text of the Minutes of the 201st Extraordinary Shareholders' Meeting was drawn up on pages 45 to 70 of book 12, of Companhia Paranaense de Energia - Copel. --------------------------------------

DENISE TEIXEIRA GOMES

Secretary